[DESCRIPTION]Report of 10f-3 Transactions
Securities Purchases in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Corporation Subject to Rule 10f-3 Under the Investment Company Act of 1940
ALLIANCE TECHNOLOGY FUND

10f-3 TRANSACTIONS FOR THE PERIOD DECEMBER 1, 1997 THROUGH FEBRUARY 28, 1998
                                                                Total
                                                     Shares     Shares  % of Issue                      Shares
                          Date     Shares   Price perPurchased bIssued  Purchased                       Held
Security*                 PurchasedPurchasedShare    Fund Group (000)   By Group Broker(s)              02/28/98
CD Now                    02/10/98 30,700   $16.00   31,800     4,100   0.78%    Alex Brown             30,700
First Consulting Group    02/13/98 27,900   $13.00   28,900     4,012   0.72%    Robertson Stephens     0

10f-3 TRANSACTIONS FOR THE PERIOD MARCH 1, 1998 THROUGH MAY 31, 1998
                                                                Total
                          Date     Shares   Price perPurchased bIssued  Purchased                       Held
Security*                 PurchasedPurchasedShare    Fund Group (000)   By Group Broker(s)              05/31/98
PC Connection Inc.        03/03/98 2,700    $17.50   4,800      3,125   0.15%    William Blair Inc.     0
Exodus Communications     03/18/98 33,200   $15.00   60,600     4,500   1.35%    Goldman Sachs          0
ISS Group Inc.            03/23/98 22,200   $22.00   41,700     3,000   1.39%    Goldman Sachs          88,300
Amkor Technologies        05/01/98 609,000  $11.00   690,200    35,000  1.97%    Smith Barney           1,164,000
Evolving Systems          05/11/98 25,400   $14.00   29,800     4,600   0.65%    Goldman Sachs          0

* Unless otherwise indicated, the securities were part of an issue registered under the Securities Act of 1933 and offered to the public.
**Indicates the puchase of an Eligible Rule 144A Security.
1) Purchases by all Alliance Funds, including the Fund, may not exceed: (a) if purchased in an offering other than an Eligible Rule 144A Offering, 25% of the principal amount of the offering of such class; or (b) if purchased in an Eligible Rule 144A Offering, 25% of the total of (i) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent public offering.